EXHIBIT 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686 - 6060	Contacts: Craig G. Blunden, CEO Donavon P. Ternes, COO, CFO

PROVIDENT FINANCIAL HOLDINGS
REPORTS SECOND QUARTER RESULTS

Net Interest Margin Expands by 28 Basis Points

71% Increase in Loans Originated For Sale

Capital Ratios Improve and Remain Significantly Above “Well-Capitalized” Regulatory Thresholds

Riverside, Calif. – January 29, 2009 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced second quarter results for the fiscal year ending June 30, 2009.
            For the quarter ended December 31, 2008, the Company reported a net loss of $(6.51) million, or $(1.05) per diluted share (on 6.20 million weighted-average shares outstanding), compared to net income of $1.04 million, or $0.17 per diluted share (on 6.20 million weighted-average shares outstanding), in the comparable period a year ago.  The decrease in the second quarter results was primarily attributable to an increase in the provision for loan losses, partly offset by an increase in non-interest income, an increase in net interest income (before the provision for loan losses) and a decrease in operating expenses.
“Deterioration in general economic conditions resulted in a $16.5 million provision for loan losses during the quarter ended December 31, 2008, which is prudent and necessary for the long-term financial strength of the Company,” said Craig G. Blunden, Chairman, President and Chief Executive Officer of the Company.  “Our capital position and allowance for loan losses will help us withstand the uncertain recessionary environment and we are pleased that were are in a position that allows us to take the forceful steps necessary under the circumstances.”
       As of December 31, 2008 the Bank exceeded all regulatory capital requirements and is deemed “well-capitalized” with Tangible Capital, Core Capital, Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios of 7.25 percent, 7.25 percent, 12.88 percent and 11.63 percent, respectively.  These ratios have improved from 7.19 percent, 7.19 percent, 12.25 percent and 10.99 percent, respectively, at June 30, 2008 and are well above the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Core Capital, 10.00 percent for Total Risk-Based Capital and 6.00 percent for Tier 1 Risk-Based Capital).  The Company did not repurchase any of its common stock during the quarter ended December 31, 2008.
Return (loss) on average assets for the second quarter of fiscal 2009 was negative (1.67) percent, compared to 0.26 percent for the same period of fiscal 2008.  Return (loss) on average stockholders’ equity for the second quarter of fiscal 2009 was negative (21.44) percent, compared to 3.30 percent for the comparable period of fiscal 2008.
On a sequential quarter basis, the second quarter results decreased to a net loss of $(6.51) million from net income of $329,000 in the first quarter of fiscal 2009.  The decrease was primarily attributable to an increase in the provision for loan losses, a decrease in net interest income and a decrease in non-interest income, partly offset by a decrease in operating expenses.  Diluted earnings (loss) per share decreased $1.10, to a loss of $(1.05) from $0.05 per share in the first quarter of fiscal 2009.  Return (loss) on average assets decreased 175 basis points to negative (1.67) percent for the second quarter of fiscal 2009 from 0.08 percent in the first quarter of fiscal 2009 and return (loss) on average equity for the second quarter of fiscal 2009 was negative (21.44) percent, compared to 1.06 percent for the first quarter of fiscal 2009.
For the six months ended December 31, 2008, the net loss was $(6.18) million, compared to net income of $1.66 million in the comparable period ended December 31, 2007; and diluted earnings (loss) per share for the six months ended December 31, 2008 decreased to a loss of $(1.00) from earnings of $0.27 for the comparable period last year.  Return (loss) on average assets for the six months ended December 31, 2008 decreased to negative (0.78) percent from 0.21 percent for the six-month period a year earlier.  Return (loss) on average stockholders’ equity for the six months ended December 31, 2008 was negative (10.07) percent, compared to 2.60 percent for the six-month period a year earlier.
Net interest income before provision for loan losses increased by $673,000, or seven percent, to $10.24 million in the second quarter of fiscal 2009 from $9.57 million for the same period in fiscal 2008.  Non-interest income increased $377,000, or 19 percent, to $2.32 million in the second quarter of fiscal 2009 from $1.95 million in the comparable period of fiscal 2008.  Non-interest expense decreased $81,000, or one percent, to $7.24 million in the second quarter of fiscal 2009 from $7.32 million in the comparable period in fiscal 2008.
The average balance of loans outstanding decreased by $72.6 million, or five percent, to $1.33 billion in the second quarter of fiscal 2009 from $1.40 billion in the same quarter of fiscal 2008, and the average yield decreased by 28 basis points to 5.93 percent in the second quarter of fiscal 2009 from an average yield of 6.21 percent in the same quarter of fiscal 2008.  The decrease in the average loan yield was primarily attributable to accrued interest income reversals on non-accrual loans and loan payoffs which had a higher average yield than the average yield of loans held for investment.  Total loans originated for investment in the second quarter of fiscal 2009 were $3.8 million, which consisted primarily of multi-family loans.  This compares to total loans originated for investment of $94.3 million (including $29.3 million of loans purchased for investment) in the second quarter of fiscal 2008.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $48.3 million, or eight percent, to $528.5 million at December 31, 2008 from $576.8 million at December 31, 2007.  Outstanding construction loans declined $20.9 million, or 66 percent, to $11.0 million at December 31, 2008 from $31.9 million at December 31, 2007.  The percentage of preferred loans to total loans held for investment at December 31, 2008 remained unchanged at 41 percent from December 31, 2007.  Loan principal payments received in the second quarter of fiscal 2009 were $38.9 million, compared to $62.3 million in the same quarter of fiscal 2008.
The Federal Home Loan Bank (“FHLB”) – San Francisco stock dividend (included in interest income) was negative $(125,000) in the second quarter of fiscal 2009 as compared to $432,000 in the same quarter last year.  The decline was primarily attributable to the FHLB - San Francisco announcement that they will not pay a dividend for the quarter ended December 31, 2008 and an accrual adjustment resulting from a lower actual dividend received in November 2008 than accrued for the relevant period.

Average deposits decreased by $70.8 million, or seven percent, to $937.5 million and the average cost of deposits decreased by 96 basis points to 2.66 percent in the second quarter of fiscal 2009, compared to an average balance of $1.01 billion and an average cost of 3.62 percent in the same quarter last year.  Transaction account balances (core deposits) decreased by $23.1 million, or seven percent, to $316.9 million at December 31, 2008 from $340.0 million at December 31, 2007.  The decrease is primarily attributable to a decrease in savings, money market and checking account balances.  Time deposits decreased by $47.8 million, or seven percent, to $617.9 million at December 31, 2008 compared to $665.7 million at December 31, 2007.  The decrease in time deposits is primarily attributable to the strategic decision to temper the interest rates the Bank pays on time deposits and compete less aggressively with those competitors paying above market rates.  Also, it should be noted, that the Company does not have any brokered deposits.
The average balance of borrowings, which primarily consists of FHLB – San Francisco advances, increased $10.9 million to $476.4 million in the second quarter of fiscal 2009 while the average cost of advances decreased 48 basis points to 4.02 percent in the second quarter of fiscal 2009, compared to an average balance of $465.5 million and an average cost of 4.50 percent in the same quarter of fiscal 2008.  The decrease in the average cost of borrowings was primarily the result of maturing long-term advances which had a higher average cost than the average cost of new advances. Additionally, interest rates on FHLB – San Francisco advances have fallen as a result of the unprecedented actions by the U.S. Treasury Department and Federal Reserve in response to the global credit crises.

The net interest margin during the second quarter of fiscal 2009 increased 28 basis points to 2.70 percent from 2.42 percent during the same quarter last year.  On a sequential quarter basis, the net interest margin in the second quarter of fiscal 2009 decreased 19 basis points from 2.89 percent in the first quarter of fiscal 2009.
During the second quarter of fiscal 2009, the Company recorded a loan loss provision of $16.54 million, compared to a loan loss provision of $2.14 million during the same period of fiscal 2008.  The loan loss provision in the second quarter of fiscal 2009 was primarily attributable to loan classification downgrades ($11.40 million) and an increase in the general loan loss allowance for loans held for investment ($5.94 million), partly offset by a decline in loans held for investment ($805,000).  The general loan loss allowance was augmented to reflect the impact on loans held for investment resulting from the deteriorating general economic conditions of the U.S. economy such as higher unemployment rates, negative gross domestic product indicators and lower retail sales.
Non-performing assets increased to $57.0 million, or 3.67 percent of total assets, at December 31, 2008, compared to $32.5 million, or 1.99 percent of total assets at June 30, 2008 and $24.4 million, or 1.49 percent of total assets, at December 31, 2007.  The non-performing assets at December 31, 2008 were primarily comprised of 136 single-family loans ($38.9 million), 10 construction loans ($2.3 million, of which, nine are associated with the Coachella, California construction loan fraud), two commercial real estate loans ($1.5 million), three multi-family loans ($1.1 million), two lot loans ($1.0 million), six commercial business loans ($115,000), eight single-family loans repurchased from, or unable to sell to investors ($901,000) and real estate owned comprised of 46 single-family properties ($10.7 million) and 15 undeveloped lots acquired in the settlement of loans ($419,000, of which, 14 are associated with the Coachella, California construction loan fraud).  Net charge-offs for the quarter ended December 31, 2008 were $4.10 million or 1.24 percent of average loans receivable, compared to $3.14 million or 0.89 percent of average loans receivable for the quarter ended June 30, 2008 and to $568,000 or 0.16 percent of average loans receivable in the comparable quarter last year.
Classified assets at December 31, 2008 were $72.8 million, comprised of $14.4 million in the special mention category, $47.3 million in the substandard category and $11.1 million in real estate owned.  Classified assets at June 30, 2008 were $68.6 million, consisting of $29.4 million in the special mention category, $29.8 million in the substandard category and $9.4 million in real estate owned.  Classified assets increased at December 31, 2008 from the June 30, 2008 level primarily as a result of additional loan downgrades.
For the quarter ended December 31, 2008, twenty loans for $7.4 million were modified from their original terms, were re-underwritten and were identified in our asset quality reports as Restructured Loans.  As of December 31, 2008, the outstanding balance of modified loans was $19.6 million:  22 are classified as pass and remain on accrual status ($7.6 million); one is classified as substandard and remains on accrual status ($240,000); and 34 are classified as substandard on non-accrual status ($11.8 million).
The allowance for loan losses was $35.0 million at December 31, 2008, or 2.69 percent of gross loans held for investment, compared to $19.9 million, or 1.43 percent of gross loans held for investment at June 30, 2008.  The allowance for loan losses at December 31, 2008 includes $17.9 million of specific loan loss reserves, compared to

$6.5 million of specific loan loss reserves at June 30, 2008.  Management believes that the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment.
The increase in non-interest income in the second quarter of fiscal 2009 compared to the same period of fiscal 2008 was primarily the result of increases in the gain on sale of loans and a lower loss on sale and operations of real estate owned acquired in the settlement of loans, partly offset by a decrease in loan servicing and other fees.  The decrease in loan servicing and other fees was primarily attributable to fewer loan prepayments and the lower fees generated from fewer prepayments.
The gain on sale of loans increased to $1.4 million for the quarter ended December 31, 2008 from $934,000 in the comparable quarter last year.  The average loan sale margin for mortgage banking was 80 basis points for the quarter ended December 31, 2008, compared to 109 basis points in the comparable quarter last year.  Total loans sold for the quarter ended December 31, 2008 were $161.1 million, up 57 percent from $102.4 million for the same quarter last year.  The gain on sale of loans for the second quarter of fiscal 2009 was negatively impacted by a $1.55 million recourse provision on loans sold that are subject to repurchase, compared to a $38,000 recourse recovery in the comparable quarter last year.  The mortgage banking environment remains highly volatile as a result of the well-publicized deterioration of the single-family real estate market.
The volume of loans originated for sale increased $70.3 million, or 71 percent, to $168.7 million in the second quarter of fiscal 2009 from $98.4 million during the same period last year, the result of better liquidity in the secondary mortgage markets particularly in FHA/VA loan products and an increase in activity resulting from lower mortgage interest rates.  Total loan originations (including loans originated for investment, loans purchased for investment and loans originated for sale) were $172.5 million in the second quarter of fiscal 2009, a decrease of $20.2 million, or 10 percent, from $192.7 million in the same quarter of fiscal 2008.
Twenty-two real estate owned properties were sold for a net gain of $572,000 in the quarter ended December 31, 2008 compared to six real estate owned properties sold for a net loss of $(229,000) in the same quarter last year.  As of December 31, 2008, the real estate owned balance was $11.1 million (61 properties), compared to $9.4 million (45 properties) at June 30, 2008.
The decrease in non-interest expense was primarily the result of a decrease in premises and occupancy and professional expenses, partly offset by increases in deposit insurance premiums and regulatory assessments.  The decrease in premises and occupancy expenses was the result of the cost savings generated from closing five mortgage banking loan production offices in the second quarter of fiscal 2008, while the decrease in professional expenses was the result of lower legal costs.  Legal expenses were lower primarily as a result of lower costs related to the 23 fraudulent, individual construction loans located in Coachella, California.  The higher deposit insurance and regulatory assessments were primarily attributable to an increase in the FDIC insurance premium.
The Company’s efficiency ratio improved to 58 percent in the second quarter of fiscal 2009 from 64 percent in the second quarter of fiscal 2008.  The improvement was the net result of an increase in net interest income, an increase in non-interest income and a decrease in non-interest expense.

The effective income tax rate for the second quarter of fiscal 2009 was 41.9 percent, compared to the effective income tax rate of 49.2 percent in the same quarter last year.  The lower income tax rate was primarily the result of a lower percentage of permanent tax differences relative to income before taxes.  The Company believes that the effective income tax rate applied in the second quarter of fiscal 2009 reflects its current income tax benefit.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire), including the newly opened Iris Plaza office in Moreno Valley, California.  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in Glendora and Riverside, California.
The Company will host a conference call for institutional investors and bank analysts on Thursday, January 29, 2009 at 10:00 a.m. (Pacific Time) to discuss its financial results.  The conference call can be accessed by dialing (800) 230-1096 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Thursday, February 5, 2009 by dialing (800) 475-6701 and referencing access code number 981070.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Office of Thrift Supervision and our bank subsidiary by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; our ability to control operating costs and expenses; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board; war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Financial Condition (Unaudited – Dollars In Thousands)
	December 31, 2008	June 30, 2008
Assets
Cash and due from banks	$ 17,514	$ 12,614
Federal funds sold	-	2,500
Cash and cash equivalents	17,514	15,114

Investment securities – available for sale at fair value	144,931	153,102
Loans held for investment, net of allowance for loan losses of
$34,953 and $19,898, respectively	1,265,404	1,368,137
Loans held for sale, at lower of cost or market	46,447	28,461
Accrued interest receivable	6,712	7,273
Real estate owned, net	11,115	9,355
FHLB – San Francisco stock	32,929	32,125
Premises and equipment, net	6,687	6,513
Prepaid expenses and other assets	19,409	12,367

Total assets	$ 1,551,148	$ 1,632,447

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$ 40,297	$ 48,056
Interest-bearing deposits	894,527	964,354
Total deposits	934,824	1,012,410

Borrowings	480,714	479,335
Accounts payable, accrued interest and other liabilities	17,756	16,722
Total liabilities	1,433,294	1,508,467

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (15,000,000 shares authorized; 12,435,865 and 12,435,865 shares issued, respectively; 6,208,519 and 6,207,719 shares outstanding, respectively)

	124	124
Additional paid-in capital	74,943	75,164
Retained earnings	136,251	143,053
Treasury stock at cost (6,227,346 and 6,228,146 shares, respectively)
	(93,930)	(94,798)
Unearned stock compensation	-	(102)
Accumulated other comprehensive income, net of tax	466	539

Total stockholders’ equity	117,854	123,980

Total liabilities and stockholders’ equity	$ 1,551,148	$ 1,632,447

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited – Dollars In Thousands)
	December 31, 2008	September 30, 2008
Assets
Cash and due from banks	$ 17,514	$ 12,108
Investment securities – available for sale at fair value	144,931	152,801
Loans held for investment, net of allowance for loan losses of
$34,953 and $22,519, respectively	1,265,404	1,321,970
Loans held for sale, at lower of cost or market	46,447	39,110
Accrued interest receivable	6,712	7,002
Real estate owned, net	11,115	8,927
FHLB – San Francisco stock	32,929	32,616
Premises and equipment, net	6,687	6,659
Prepaid expenses and other assets	19,409	12,707

Total assets	$ 1,551,148	$ 1,593,900

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$ 40,297	$ 43,209
Interest-bearing deposits	894,527	912,588
Total deposits	934,824	955,797

Borrowings	480,714	494,124
Accounts payable, accrued interest and other liabilities	17,756	19,478
Total liabilities	1,433,294	1,469,399

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (15,000,000 shares authorized; 12,435,865 and 12,435,865 shares issued, respectively; 6,208,519 and 6,208,519 shares outstanding, respectively)

	124	124
Additional paid-in capital	74,943	74,635
Retained earnings	136,251	143,072
Treasury stock at cost (6,227,346 and 6,227,346 shares, respectively)
	(93,930)	(93,930)
Unearned stock compensation	-	(22)
Accumulated other comprehensive income, net of tax	466	622

Total stockholders’ equity	117,854	124,501

Total liabilities and stockholders’ equity	$ 1,551,148	$ 1,593,900

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings (Loss) Per Share)
	Quarter Ended December 31,		Six Months Ended December 31,

	2008	2007	2008	2007
Interest income:
Loans receivable, net	$ 19,648	$ 21,700	$ 40,306	$ 43,214
Investment securities	1,804	1,902	3,709	3,646
FHLB – San Francisco stock	(125)	432	324	901
Interest-earning deposits	9	5	10	14
Total interest income	21,336	24,039	44,349	47,775

Interest expense:
Checking and money market deposits	302	499	632	924
Savings deposits	535	804	1,104	1,591
Time deposits	5,441	7,888	11,568	15,946
Borrowings	4,817	5,280	9,511	10,373
Total interest expense	11,095	14,471	22,815	28,834

Net interest income, before provision for loan losses	10,241	9,568	21,534	18,941
Provision for loan losses	16,536	2,140	22,268	3,659
Net interest (expense) income, after provision for loan losses	(6,295)	7,428	(734)	15,282

Non-interest income:
Loan servicing and other fees	266	513	514	1,004
Gain on sale of loans, net	1,394	934	2,585	1,056
Deposit account fees	777	785	1,535	1,443
Gain on sale of investment securities	-	-	356	-
Loss on sale and operations of real estate owned acquired in the settlement of loans	(496)	(704)	(886)	(1,008)
Other	383	419	696	827
Total non-interest income	2,324	1,947	4,800	3,322

Non-interest expense:
Salaries and employee benefits	4,525	4,522	9,150	9,646
Premises and occupancy	718	831	1,434	1,538
Equipment	397	391	757	791
Professional expenses	332	474	692	793
Sales and marketing expenses	119	130	300	303
Deposit insurance and regulatory assessments	288	115	610	230
Other	860	857	1,660	1,787
Total non-interest expense	7,239	7,320	14,603	15,088

(Loss) income before taxes	(11,210)	2,055	(10,537)	3,516
(Benefit) provision for income taxes	(4,699)	1,011	(4,355)	1,860
Net (loss) income	$ (6,511)	$ 1,044	$ (6,182)	$ 1,656

Basic (loss) earnings per share	$ (1.05)	$ 0.17	$ (1.00)	$ 0.27
Diluted (loss) earnings per share	$ (1.05)	$ 0.17	$ (1.00)	$ 0.27
Cash dividends per share	$ 0.05	$ 0.18	$ 0.10	$ 0.36

PROVIDENT FINANCIAL HOLDINGS, INC. Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Earnings (Loss) Per Share)
	Quarter Ended
	December 31,	September 30,
	2008	2008
Interest income:
Loans receivable, net	$ 19,648	$ 20,658
Investment securities	1,804	1,905
FHLB – San Francisco stock	(125)	449
Interest-earning deposits	9	1
Total interest income	21,336	23,013

Interest expense:
Checking and money market deposits	302	330
Savings deposits	535	569
Time deposits	5,441	6,127
Borrowings	4,817	4,694
Total interest expense	11,095	11,720

Net interest income, before provision for loan losses	10,241	11,293
Provision for loan losses	16,536	5,732
Net interest (expense) income, after provision for loan losses	(6,295)	5,561

Non-interest income:
Loan servicing and other fees	266	248
Gain on sale of loans, net	1,394	1,191
Deposit account fees	777	758
Gain on sale of investment securities	-	356
Loss on sale and operations of real estate owned acquired in the settlement of loans, net	(496)	(390)
Other	383	313
Total non-interest income	2,324	2,476

Non-interest expense:
Salaries and employee benefits	4,525	4,625
Premises and occupancy	718	716
Equipment	397	360
Professional expenses	332	360
Sales and marketing expenses	119	181
Deposit insurance premiums and regulatory assessments	288	322
Other	860	800
Total non-interest expense	7,239	7,364

(Loss) income before taxes	(11,210)	673
(Benefit) provision for income taxes	(4,699)	344
Net (loss) income	$ (6,511)	$ 329

Basic (loss) earnings per share	$ (1.05)	$ 0.05
Diluted (loss) earnings per share	$ (1.05)	$ 0.05
Cash dividends per share	$ 0.05	$ 0.05

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
SELECTED FINANCIAL RATIOS:
(Loss) return on average assets	(1.67)%	0.26%	(0.78)%	0.21%
(Loss) return on average stockholders’ equity	(21.44)%	3.30%	(10.07)%	2.60%
Stockholders’ equity to total assets	7.60%	7.69%	7.60%	7.69%
Net interest spread	2.50%	2.17%	2.59%	2.17%
Net interest margin	2.70%	2.42%	2.79%	2.41%
Efficiency ratio	57.61%	63.57%	55.45%	67.77%
Average interest-earning assets to average
interest-bearing liabilities	107.32%	107.46%	107.38%	107.49%

SELECTED FINANCIAL DATA:
Basic (loss) earnings per share	$ (1.05)	$ 0.17	$ (1.00)	$ 0.27
Diluted (loss) earnings per share	$ (1.05)	$ 0.17	$ (1.00)	$ 0.27
Book value per share	$ 18.98	$ 20.35	$ 18.98	$ 20.35
Shares used for basic EPS computation	6,203,618	6,134,368	6,194,625	6,186,857
Shares used for diluted EPS computation	6,203,618	6,197,679	6,194,625	6,245,272
Total shares issued and outstanding	6,208,519	6,196,434	6,208,519	6,196,434

LOANS ORIGINATED FOR SALE:
Retail originations	$ 48,269	$ 30,075	$ 99,827	$ 64,634
Wholesale originations	120,389	68,324	234,833	133,278
Total loans originated for sale	$ 168,658	$ 98,399	$ 334,660	$ 197,912
LOANS SOLD:
Servicing released	$ 161,104	$ 102,009	$ 316,162	$ 196,648
Servicing retained	-	395	193	2,534
Total loans sold	$ 161,104	$ 102,404	$ 316,355	$ 199,182

	As of	As of	As of	As of
	12/31/08	09/30/08	06/30/08	03/31/08
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Non-performing loans to loans held for investment, net	3.62%	2.70%	1.70%	1.39%
Non-performing assets to total assets	3.67%	2.80%	1.99%	1.63%
Allowance for loan losses to non-performing loans	76.24%	62.99%	85.79%	85.53%
Allowance for loan losses to gross loans held for
investment	2.69%	1.67%	1.43%	1.18%
Net charge-offs to average loans receivable	1.24%	0.90%	0.89%	1.02%
Non-performing loans	$ 45,848	$ 35,749	$ 23,193	$ 19,575
Loans 30 to 89 days delinquent	$ 9,021	$ 6,182	$ 7,367	$ 8,979

REGULATORY CAPITAL RATIOS:
Tangible equity ratio	7.25%	7.42%	7.19%	7.09%
Core capital ratio	7.25%	7.42%	7.19%	7.09%
Total risk-based capital ratio	12.88%	12.96%	12.25%	11.98%
Tier 1 risk-based capital ratio	11.63%	11.71%	10.99%	10.80%

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	As of December 31,
	2008		2007
INVESTMENT SECURITIES:	Balance	Rate	Balance	Rate
Held to maturity:
U.S. government sponsored enterprise debt securities	$ -	-%	$ 5,000	3.17%
Total investment securities held to maturity	-	-	5,000	3.17

Available for sale (at fair value):
U.S. government sponsored enterprise debt securities	5,377	4.00	7,810	3.19
U.S. government agency MBS	89,358	4.95	82,716	5.31
U.S. government sponsored enterprise MBS	48,440	5.13	53,401	5.45
Private issue collateralized mortgage obligations	1,756	4.74	3,893	4.27
Freddie Mac common stock	-		204
Fannie Mae common stock	-		16
Other common stock	-		502
Total investment securities available for sale	144,931	4.97	148,542	5.20
Total investment securities	$ 144,931	4.97%	$ 153,542	5.13%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$ 761,426	5.92%	$ 825,667	5.98%
Multi-family (5 or more units)	381,704	6.35	388,041	6.63
Commercial real estate	127,574	6.89	147,648	7.06
Construction	14,255	8.34	52,239	8.81
Commercial business	8,185	6.88	9,250	7.84
Consumer	978	8.85	547	11.87
Other	4,588	7.88	3,954	9.20
Total loans held for investment	1,298,710	6.18%	1,427,346	6.39%

Undisbursed loan funds	(3,242)		(20,366)
Deferred loan costs	4,889		5,595
Allowance for loan losses	(34,953)		(17,171)
Total loans held for investment, net	$1,265,404		$1,395,404

Purchased loans serviced by others included above	$ 132,689	6.20%	$ 159,592	6.82%

DEPOSITS:
Checking accounts – non interest-bearing	$ 40,297	-%	$ 42,582	-%
Checking accounts – interest-bearing	115,397	0.65	120,247	0.61
Savings accounts	137,017	1.42	146,772	2.17
Money market accounts	24,230	1.52	30,432	2.45
Time deposits	617,883	3.30	665,651	4.57
Total deposits	$ 934,824	2.51%	$1,005,684	3.49%

Note:  The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited – Dollars in Thousands)
	As of December 31,
	2008		2007
	Balance	Rate	Balance	Rate
BORROWINGS:
Overnight	$ 12,000	0.05%	$ 27,630	4.18%
Six months or less	42,000	3.27	190,000	4.20
Over six to twelve months	75,000	3.87	15,000	3.57
Over one to two years	95,000	4.43	85,000	3.87
Over two to three years	115,000	4.11	65,000	4.99
Over three to four years	45,000	4.44	65,000	4.82
Over four to five years	80,000	3.71	45,000	4.44
Over five years	16,714	3.26	1,754	6.37
Total borrowings	$ 480,714	3.89%	$ 494,384	4.34%

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
SELECTED AVERAGE BALANCE SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (1)	$ 1,325,675	$ 1,398,321	$ 1,350,464	$ 1,386,524
Investment securities	149,314	153,816	152,036	151,618
FHLB – San Francisco stock	32,769	30,986	32,573	32,951
Interest-earning deposits	9,595	532	7,898	639
Total interest-earning assets	$ 1,517,353	$ 1,583,655	$ 1,542,971	$ 1,571,732

Deposits	$ 937,535	$ 1,008,318	$ 959,249	$ 1,007,132
Borrowings	476,376	465,452	477,642	455,075
Total interest-bearing liabilities	$ 1,413,911	$ 1,473,770	$ 1,436,891	$ 1,462,207

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (1)	5.93%	6.21%	5.97%	6.23%
Investment securities	4.83%	4.95%	4.88%	4.81%
FHLB – San Francisco stock	(1.53)%	5.58%	1.99%	5.47%
Interest-earning deposits	0.38%	3.76%	0.25%	4.38%
Total interest-earning assets	5.62%	6.07%	5.75%	6.08%

Deposits	2.66%	3.62%	2.76%	3.64%
Borrowings	4.02%	4.50%	3.96%	4.52%
Total interest-bearing liabilities	3.12%	3.90%	3.16%	3.91%

(1)	Includes loans held for investment, loans held for sale and receivable from sale of loans.

Note: The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.